Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Natural Health Trends Corp.
Dallas, Texas
We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 our report dated April 28, 2006 except for Note 17 as to which the date is May 5, 2006 and Note 2 as to which the date is May 29, 2006 relating to the consolidated financial statements of Natural Health Trends Corp. appearing in the Company’s Annual Report on Form 10-K. Our report contains an explanatory (emphasis) paragraph stating sales of products to members in China represent a significant portion of the Company’s net sales. Any disruption of such sales would have a negative impact upon the Company’s future operations. Further, if it were determined that import duties in China are underpaid, the Company could be required to satisfy part or all of the liability.
We also consent to the reference to us under the caption “Experts” in the prospectus.
/s/ BDO Seidman, LLP
March 13, 2008
Dallas, Texas